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                                 AMENDMENT NO. 2
                                       TO
                       PREFERRED STOCK PURCHASE AGREEMENT


     This AMENDMENT NO. 2, dated as of June 9, 1999 (this "Amendment"), to that certain Preferred Stock Purchase Agreement dated as of December 23, 1998, is made and entered into between Aames Financial Corporation, a Delaware corporation and Specialty Finance Partners (as successor to Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership).

                                    RECITALS

     WHEREAS, the parties hereto have entered into a Preferred Stock Purchase Agreement dated as of December 23, 1998 and Amendment No. 1 to Preferred Stock Purchase Agreement (as amended, the "Stock Purchase Agreement"); and

     WHEREAS, such parties desire to amend the Stock Purchase Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     Section 1.1. Definitions. Capitalized terms used herein that are defined in the Stock Purchase Agreement are used herein as so defined.

                                   ARTICLE II.

                                   AMENDMENTS

     The Stock Purchase Agreement is hereby amended as follows:

     (a) Section 4.12 is amended by deleting the last two sentences thereof and replacing such sentences with the following:

     "Following the election or appointment of the Series B Designees and the Capital Z Nominee pursuant to this Section 4.12 and prior to the earlier to occur of (i) September 30, 1999, (ii) the Supplemental Closing, and (iii) the date of a meeting of the stockholders of the Company at which any proposal necessary to consummate the Recapitalization is defeated, any amendment or waiver by the Company of any term or condition of this Agreement, any Ancillary Agreement or



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     the Certificate of Incorporation or the By-Laws, any termination by the
     Company of this Agreement or any Ancillary Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver or assertion of any of the Company's rights hereunder, or any other consents or actions by the Board of Directors with respect to this Agreement or any Ancillary Agreement, will require, and will require only (with respect to such action on behalf of the Company), the concurrence of a majority of the Continuing Directors, except to the extent that applicable law requires that such action by acted upon by the full Board or Directors, in which case such action will require the concurrence of a majority of the Directors, which majority shall include each of the Continuing Directors, and no other action by the Company shall be required for purposes of this Agreement. After the date of this Agreement until the earlier to occur of the consummation of the Supplemental Closing, September 30, 1999, and the date of a meeting of the stockholders of the Company at which any proposal necessary to consummate the Recapitalization is defeated, or the earlier termination of this Agreement, the Purchaser will not exercise any rights it may have as a stockholder of the Company to effect a change in the composition of the Board of Directors of the Company, except as provided for in this Section 4.12."

     (b) Section 5.1 is amended in its entirety by replacing such section with the following:

          "Section 5.1. Conditions to Obligation of Purchaser. The obligation of the Purchaser to purchase the Senior Preferred Stock at the Initial Closing Date and at the Supplemental Closing Date shall be subject to the satisfaction or waiver of the following conditions (provided, that, with respect to the Supplemental Closing, such obligation shall only be subject to the consummation of the Initial Closing and the consummation of the Recapitalization prior to September 30, 1999) on or before the applicable Closing Date."

                                  ARTICLE III.

                            MISCELLANEOUS PROVISIONS

     Section 3.1. Counterparts. For the convenience of the parties, any number of counterparts of this Amendment may be executed by any one or more of the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which together shall constitute one and the same instrument.

     Section 3.2. Ratification. The Stock Purchase Agreement, as amended hereby, is hereby ratified and confirmed.


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     Section 3.3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles thereof.




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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed to be effective as of the 9th day of June, 1999.

                                AAMES FINANCIAL CORPORATION



                                 By: /s/ David A. Sklar
                                     ------------------------------
                                 Name:  David A. Sklar
                                 Title: Executive Vice President,
                                        Chief Financial Officer

                                 SPECIALTY FINANCE PARTNERS
                                    By its General Partner
                                    CAPITAL Z FINANCIAL SERVICES FUND II, L.P.,
                                       By its General Partner
                                       CAPITAL Z PARTNERS, L.P.,
                                          By its General Partner

                                          CAPITAL Z PARTNERS, LTD.



                                          By: /s/ Steven M. Gluckstern
                                              ------------------------------
                                          Name:  Steven M. Gluckstern
                                          Title: Chairman of the Board


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